Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Lonquist & Co., LLC and to incorporation by reference of our report dated March 15, 2018, which appears in the annual report on Form 10-K of Houston American Energy Corp. for the year ended December 31, 2017, in the Registration Statements of Houston American Energy Corp. on Form S-3 (File No. 333-220990), Form S-8 (File No. 333-220838), Form S-3 (File No. 333-208630), Form S-8 (File No. 333-206875) and Form S-8 (File No. 333-151824), and in any amendments to those Registration Statements.

Don E. Charbula, P.E.

Vice President

LONQUIST & CO., LLC

AUSTIN, TEXAS

March 23, 2018